EXHIBIT 99.1
PRESS RELEASE

Business Press Contact:	Investor Relations Contact:
Jim Brady Cisco Systems, Inc. (408) 853-3168 jambrady@cisco.com	Blair Christie Cisco Systems, Inc. (408) 525-4856 blchrist@cisco.com

Trade Press Contact:	Analyst Relations Contact:
Robert Lopez Cisco Systems, Inc. (408) 525-1285 robertlo@cisco.com	Laura Irwin Cisco Systems, Inc. (408) 853-8876 lirwin@cisco.com

Cisco Systems to Acquire SignalWorks
Acquisition Advances Cisco’s Leadership in High-growth IP Telephony Market

     SAN JOSE, Calif., March 19, 2003 –– Cisco Systems, Inc., today announced a definitive agreement to acquire privately-held SignalWorks, Inc. of Mountain View, Calif., a developer of advanced software that delivers high-performance audio capabilities for IP telephony systems. The acquisition advances Cisco’s leadership in the fast-growing global IP (Internet Protocol) telephony market, which is expected to increase from approximately $900 million in 2002 to $4.3 billion in 2006 (Synergy Research Group).

     Under the terms of the agreement, Cisco common stock, worth an aggregate value of approximately $13.5 million, will be exchanged for all outstanding shares and options of SignalWorks. The acquisition of SignalWorks is expected to close by the fourth quarter of Cisco’s Fiscal Year 2003. The acquisition has been approved by the board of directors of each company and is subject to various closing conditions.

     “The acquisition of SignalWorks reinforces Cisco’s continued commitment to leadership in IP telephony,” said Marthin De Beer, vice president and general manager of Cisco’s Enterprise Voice and Video Business Unit. “The SignalWorks core technology team is comprised of seasoned industry veterans with many years of experience in voice and digital signal processing, and the integration of SignalWorks’ voice technology with Cisco’s market-leading IP telephony product portfolio will drive continued innovation and performance differentiation for Cisco. Ultimately, this acquisition will allow Cisco to attract new small business, enterprise and service provider customers.”

     SignalWorks’ Acoustic Echo Canceller (AEC) software, which provides unparalleled voice clarity, is a digital full duplex, voice-processing algorithm that will drive continued product innovation and differentiation across Cisco’s complete line of IP phones and IP softphones. Already deployed in Cisco IP phones used by several Fortune-500 companies, SignalWorks’ AEC software delivers advanced audio features, such as multiple microphone capabilities, stereo sound, and PC-based softphones, providing the basis for the future expansion of Cisco’s IP phone product line into new high-end markets. This advanced audio and speakerphone capability will allow Cisco to further penetrate the enterprise, small- and medium-sized business, and service provider managed services markets.

     SignalWorks was founded in 1994. SignalWorks’ employees will join Cisco’s Voice Technology Group under the leadership of Don Proctor, vice president and general manager of Cisco’s Voice Technology Group.

     IP telephony allows data, voice, and video to be transmitted over a single network infrastructure, providing new capabilities and cost savings for enterprises, small- and medium-sized businesses and service providers that offer managed services. With more than 6,000 IP communications customers worldwide and over 1.5 million IP phones shipped to date, Cisco continues its momentum in delivering IP Communications solutions. According to the Synergy Research Q4 2002 report, Cisco continues its leadership with the number-one market share position in the LAN Telephony market. Cisco is also number one in unit volume of IP phones shipped and enterprise voice gateways shipped.

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     Cisco Systems, Inc. (NASDAQ: CSCO) is the worldwide leader in networking for the Internet. News and information are available at www.cisco.com.

Safe Harbor Statement

     This release may be deemed to contain forward-looking statements which are subject to the safe harbor provisions of the Private Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding the potential growth of the market in which SignalWorks operates, the anticipated timing of closing, and the anticipated benefits of the combination of SignalWorks with Cisco on Cisco’s product offerings and ability to penetrate specified markets. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to the documents filed by Cisco with the SEC, specifically the most recent reports on Form 10-K and 10-Q, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in these forward-looking statements. Among the important factors or risks that could cause actual results or events to differ materially from those in the forward-looking statements in this release are: this acquisition may not close on a timely basis or at all, due to failure to satisfy closing conditions or otherwise; risks associated with the successful integration of SignalWorks’ business; Cisco may not be able to retain key employees of SignalWorks; anticipated benefits of this acquisition may not be realized; competition and pricing pressure in the IP telephony industry; dependence on the introduction and market acceptance of new product offerings and standards; rapid technological and market change; Internet infrastructure problems and government regulation of the Internet; global economic conditions; uncertainties in the geopolitical environment; and possible disruption in commercial activities occasioned by terrorist activity and armed conflict. The information in this release is current as of the date of this release, but may not remain accurate as of any future date. Cisco does not undertake any duty to update the information provided in this release, except as otherwise required by law.

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